Exhibit 10.3

Execution Version

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is entered into as of March 25, 2016, by and between John Crowley, an individual (“Employee”), and Lantheus Medical Imagining, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company and the Employee are party to that certain Employment Agreement entered onto on August 12, 2013 (the “Employment Agreement”) which was subsequently modified effective June 22, 2015;

WHEREAS, the Board of Directors has appointed Mr. Crowley to the role of Chief Financial Officer; and

WHEREAS, capitalized terms that are not defined herein shall have the same meaning as set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Amendment to Employment Agreement.

(a) Section 2a of the Employment Agreement is amended and restated in its entirety to read as follows:

“Commencing as of the Effective Date, Executive shall serve as the Company’s Chief Financial Officer (CFO) and shall report to the Chief Executive Officer (CEO), or such CEO’s designee. Executive shall have such duties and responsibilities as are consistent with such title and position and/or such other duties and responsibilities as may be assigned from time to time by the CEO or the Board of Directors of Lantheus MI Holdings, Inc. (the “Board”). If requested, Executive shall serve as an officer or a member of the Board of Directors of any of the Company’s subsidiaries or affiliates without additional compensation.”

(a) The first sentence of Section 3 of the Employment Agreement is amended and restated in its entirety to read as follows:

“During Executive’s employment hereunder, the Company shall pay Executive a base salary at the annualized rate of $360,000, payable in regular installments in accordance with the Company’s payment practices from time to time.”

(b) Section 4 of the Employment Agreement is amended and restated in its entirety to read as follows:

“4. Annual Bonus. With respect to each full fiscal year ending during Executive’s employment hereunder, Executive shall be eligible to earn an annual bonus award of fifty percent (50%) of Executive’s Base Salary (the “Target”), and a maximum bonus opportunity of ninty percent (90%) of Executive’s Base Salary for such fiscal year, in each case, based upon achievement of annual EBITDA and/or other performance targets established by the Compensation Committee of the Board within the first three months of each fiscal year (the “Annual Bonus”). Annual Bonuses, if any, are generally paid in March of the year following the year to which such Annual Bonus relates, by the 15th of that month; provided, that Executive is an active employee in good standing with the Company on such date of payment.”

(c) Section 8(a)(i) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(i) an amount equal to the sum of (x) a pro rata portion of an amount equal to 50% of Executive’s Base Salary on the date of termination, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, plus (y) Executive’s Base Salary on the date of termination, less taxes and withholdings, payable in substantially equal installments over a period of 12 months in accordance with the Company’s normal payroll practices, with payments commencing with the Company’s first payroll after the sixtieth (60th) day following Executive’s termination of employment, and such first payment shall include any such amounts that would otherwise be due prior thereto;”

(e) Section 8(b)(i) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(i) an amount equal to the sum of (x) an amount equal to 50% of Executive’s Base Salary on the date of termination, plus (y) Executive’s Base Salary on the date of termination, less taxes and withholdings, payable in substantially equal installments over a period of 12 months in accordance with the Company’s normal payroll practices, with payments commencing with the Company’s first payroll after the sixtieth (60th) day following Executive’s termination of employment, and such first payment shall include any such amounts that would otherwise be due prior thereto;”

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

LANTHEUS MEDICAL IMAGING, INC.

By	/s/ Michael Duffy
Name: Michael Duffy Title: General Counsel, Secretary & SVP, Strategy & Business Development

ACCEPTED AND AGREED:

/s/ John Crowley
Name: John Crowley
Title: Chief Financial Officer
Date: 3/25/2016